Exhibit 99.1

NEWS RELEASE

For immediate release

Navient posts fourth quarter 2023 financial results

HERNDON, Va., Jan. 31, 2024 — Navient (Nasdaq: NAVI), a leader in technology-enabled education finance and business processing solutions, today posted its 2023 fourth quarter financial results. Complete financial results as well as materials related to Navient’s in-depth business review are available on the company’s website at Navient.com/investors. The materials will also be available on Form 8-K on the SEC’s website at www.sec.gov.

Navient will hold a live audio webcast today, Jan. 31, 2024, at 8 a.m. ET, to provide in-depth commentary on results of its business review and discuss its financial results. The webcast will be hosted by David Yowan, president and CEO, Edward Bramson, vice chair of the Navient Board of Directors, and Joe Fisher, CFO.

Analysts and investors who wish to ask questions are requested to pre-register at Navient.com/investors at least 15 minutes ahead of start time to receive their personal dial-in access details. Others who wish to join in listen-only mode do not need to pre-register and may simply visit Navient.com/investors to access the webcast.

Supplemental financial information and presentation slides used during the call will be available no later than the start time. A replay of the webcast will be available approximately two hours after the event’s conclusion.

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About Navient

Navient (Nasdaq: NAVI) provides technology-enabled education finance and business processing solutions that simplify complex programs and help millions of people achieve success. Our customer-focused, data-driven services deliver exceptional results for clients in education, healthcare and government. Learn more at navient.com.

Contact:

Media:   Paul Hartwick, 302-283-4026, paul.hartwick@navient.com

Investors: Jen Earyes, 703-984-6801, jen.earyes@navient.com

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